Exhibit 19.1
Insider Trading Policy
of
Capital Bancorp, Inc.
This Insider Trading Policy (this “Policy”) provides guidelines to directors, officers, employees and other related parties of Capital Bancorp, Inc. and its subsidiaries (collectively, the “Company”).
I.Applicability of Policy
This Policy applies to all transactions in the Company’s securities, including, without limitation, common stock, preferred stock and debt securities, as well as securities of other companies under certain circumstances, as described in Section VI, below. The transactions covered by this Policy specifically include any transactions designed to hedge or offset any decrease in the market value of any of the Company’s securities described in the preceding sentence.
The Policy applies to all directors, officers and employees of the Company, as well as to any consultants and contractors to the Company who receive or have access to Material Nonpublic Information (as defined below in Section VII) regarding the Company. This Policy also applies to any person who receives Material Nonpublic Information (Section VII) from any “Insider,” which term, for purposes of this Policy, includes the following group of people, together with the members of their immediate families1 and members of their households2: (a) the Company’s directors and officers; (b) the Company’s employees, consultants and contractors who receive or have access to Material Nonpublic Information regarding the Company; and (c) any person who possesses Material Nonpublic Information regarding the Company.
II.Statement of General Policy
It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.
(a)Trading on Material Nonpublic Information. No Insider shall engage in any transaction involving a purchase, sale or gift3 of the Company’s securities, including any offer to purchase
1 For purposes of this Policy, the term “immediate family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.
2 For purposes of this Policy, a member of an Insider’s household includes any other person who lives in such Insider’s home or shares such Insider’s address (except for employees or tenants of such Insider) or are financially dependent upon such Insider.
3 Based on the SEC’s 2023 amendments to Rule 10b5-1 under the Exchange Act, bona fide gifts of securities that were previously permitted to be reported on Form 5 are required to be reported on Form 4 within two (2) business days after the gift transaction has been completed. Under the final rule, the SEC took the position that gifts of securities give rise to Rule 10b5-1 liability and should be considered the same as purchases and sales of securities. Therefore, gifts of the Company’s securities are also covered by this Policy and are required to be reported on a Form 4.
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or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material unless such transfer is made (i) pursuant to an approved Rule 10b5-1 Trading Plan, as described in Section VIII(b) below, or (ii) in a transaction with the Company or another Insider who is also in possession of such Material Nonpublic Information. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading.
(b)Tipping. No Insider shall disclose (“tip”) any Material Nonpublic Information with respect to the Company or any of the Company’s business partners (as defined below in Section VII) to any other person who is not a director, officer or employee of the Company, or a consultant or contractor to the Company who is subject to a confidentiality agreement with the Company, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities or the securities of the Company’s business partners.
(c)Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.
III.Application of Policy After Employment Terminates
If your employment terminates at a time when you have or think you may have Material Nonpublic Information about the Company or its business partners, the prohibition on trading or such information continues until such information is absorbed by the market following public announcement of it by the Company or another authorized party, or until such time as the information is no longer material. If you have questions as to whether you possess Material Nonpublic Information after you have left the employ of the Company, you should direct such questions to both the Company’s Chief Financial Officer (“CFO”) and Chief Risk Officer (“CRO”).
IV.Potential Criminal and Civil Liability and/or Disciplinary Action
(a)Liability for Insider Trading. Insiders may be subject to significant criminal and civil liability for engaging in transactions in the Company’s securities at a time when they are in possession of Material Nonpublic Information regarding the Company.
(b)Liability for Tipping. Insiders also may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority (FINRA) use sophisticated techniques to uncover insider trading.
(c)Possible Disciplinary Actions. Insiders who violate this Policy also shall be subject to disciplinary action by the Company, which may include one or more of the following actions: ineligibility for future participation in the Company’s equity incentive plans, reduction or elimination of annual or other bonuses or termination of employment.

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V.Guidelines
(a)Mandatory Black-out Period for Officers, Directors and Certain Employees (“Insiders Group”);. The period beginning two weeks before the end of each fiscal quarter and ending two Trading Days following the date of public disclosure of the financial results for each fiscal quarter is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.
Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all directors, officers and employees having access to the Company’s internal financial statements or other Material Nonpublic Information shall refrain from conducting transactions involving the Company’s securities during the period beginning two weeks before the last day of the quarter and ending two Trading Days following the date of public disclosure of the financial results for each fiscal quarter (the “Black-out Period”). The purpose behind the Black-out Period is to establish a diligent effort to avoid any improper transaction or any transaction that has the appearance of impropriety.
From time to time, the Company also may recommend that directors, officers, selected employees and others suspend trading for a fixed or unspecified period of time (a “Special Black-out Period”) because of developments known to the Company and not yet disclosed to the public. In such event, the Company’s CFO will advise such persons of the Special Black-out Period restriction, and such persons shall not engage in any transaction involving the Company’s securities during such period and shall not disclose to others the fact of such suspension of trading until the CFO terminates the Special Black-out Period.
It should be noted, however, that even outside the Black-out Period or any Special Black-out Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person, or until such information otherwise ceases to constitute Material Nonpublic Information. Assuming the absence of Material Nonpublic Information, trading in the Company’s securities outside of any Black-out Period should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.
(b)Pre-Clearance of Trades. The Company has determined that all of the Company’s Insiders Group should refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process. This is required even when the company is not in a blackout period. Each Person in the Insiders Group should contact both the Company’s CFO and the CRO on the day of the desired trade day and prior to executing a trade to ensure the trading window is open for trade and that there are no circumstances restricting Insiders to trade that day. The CFO and CRO will make every effort to respond timely to requests. If a trade does not commence on the day of approval, a subsequent preclearance will be required. Any employee with any questions regarding trading in the Company’s securities is encouraged to contact both the Company’s CFO and CRO.
(c)Prohibition Against Short Sales. No director, officer or employee of the Company shall enter into any “short” position with respect to any equity security of the

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Company or otherwise violate Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(d)Prohibition Against Hedging. No director, officer or employee is permitted to enter into any hedging transaction with respect to the Company’s securities, including, but not limited to, the purchase or use of, directly or indirectly through any other persons or entities, any stock option, prepaid variable forward contracts, equity swaps, collars, exchange funds or any other instruments designed to offset any decrease in the market value of the Company’s securities.
(e)Pledging of Company Securities. Except for any Company securities held by Section 16 Reporting Persons pledged as collateral as of the date on which this Policy was adopted, Section 16 Reporting Persons are prohibited from pledging the Company’s securities as collateral, including, but not limited to, holding any such securities in a margin account, without the prior approval of the Holding Company Nominating and Corporate Governance Committee.
(f)Section 16 Reporting Persons. Certain officers of the Company, members of the Company’s Board of Directors and 10% stockholders are considered “insiders” under Section 16 of the Exchange Act. Each year, on the date of the annual meeting of shareholders, the Board of Directors of the Company will identify certain individuals as Section 16 reporting insiders (the “Section 16 Reporting Persons”) and notify them of their status as such. These individuals will be required to comply with Section 16 of the Exchange Act and the Company will inform them of these obligations.
(g)Observe the Section 16 Liability Rules Applicable to Officers and Board Members and 10% Stockholders. The designated Section 16 Reporting Persons must conduct their transactions in Company stock in a manner designed to comply with the “short-swing” trading rules of Section 16(b) of the Exchange Act. The practical effect of these provisions is that officers and directors who purchase and sell, or sell and purchase, Company securities within a six-month period must disgorge all profits to the Company whether or not they had any nonpublic information at the time of the transactions.
(h)Comply With Public Securities Law Reporting Requirements. Federal securities laws require that officers, directors, large stockholders and affiliates of the Company publicly report transactions in Company stock (on Forms 3, 4 and 5 under Section 16, Form 144 with respect to restricted and control securities, and, in certain cases, Schedules 13D and 13G). Set forth below are the due dates for Section 16 Reporting Persons to publicly disclose transactions in the Company’s securities:
i.Form 3 – Ten (10) calendar days from the date the individual becomes an insider, unless the individual transacts in the Company’s securities prior to the end of the ten (10) calendar day period, in which case the Form 3 (and a Form 4, as described below) must be filed within two (2) business days of the transaction;
ii.Form 4 – Within two (2) business days after the transaction has been completed; and
iii.Form 5 – Forty-Five (45) calendar days after the end of the Company’s fiscal year.
(i)Individual Responsibility. Every officer, director and employee of, and contractor or consultant to, the Company has the individual responsibility to comply with this Policy

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against insider trading, even if such person only trades outside any Black-out Period. An Insider may, from time to time, have to forego a proposed transaction in the Company’s or one if its business partner’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
VI.Applicability of Policy to Inside Information Regarding Other Companies
This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.
Civil and criminal penalties, termination of employment and other consequences, may result from trading on Material Nonpublic Information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.
VII.Definition of Material Nonpublic Information
It is not possible to define all categories of “material” information. Information should be regarded as material, however, if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of an issuer’s securities.

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While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include, but is not limited to:
•Financial results
•Projections of future earnings or losses
•Dividend declarations
•News of a pending or proposed acquisition, merger, joint venture or sale of the Company
•Gain or loss of a substantial customer
•Stock splits or consolidations
•New equity or debt offerings
•Significant litigation exposure due to actual or threatened litigation
•Major changes in senior management
•Significant asset write-downs (or write-ups)
•Major cybersecurity incidents
•A change in the Company’s accountants or accounting
Either positive or negative information may be material. Material Nonpublic Information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.
VIII.Certain Exceptions
(a)Stock Option Exercises and Restricted Stock Awards. The exercise (without a sale) of stock options under the Company’s stock option plan are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. However, an option exercise is not exempt from this Policy to the extent it involves a brokered transaction or other form of selling shares to fund the exercise price. In addition, any subsequent sale of shares acquired under a Company stock plan is subject to this Policy.
        Similarly, the restrictions contained in this Policy do not apply to the vesting of restricted stock, or the exercise of tax withholding rights pursuant to which an Insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of restricted stock. The Policy does apply, however, to any market sale of restricted stock (including the sale to satisfy tax withholding requirements).
(b)Pre-Existing/10b5-1 Trading Plans. Exchange Act Rule 10b5-1(c) provides an affirmative defense against insider trading liability under federal securities laws for a transaction done pursuant to “blind trusts” (generally, trusts or other arrangements in which investment control has been completely delegated to a third party, such as an institutional or professional trustee) or pursuant to a written plan, contract or instruction in good faith, when the person who entered into the written plan, binding contract or instruction has acted in good faith with respect to the written plan, binding contracts or instruction, at a time that is not during a restricted period and while the Insider is not in possession of Material Nonpublic Information. An Insider who adopts or modifies a written plan, binding contract or instruction will also be subject to any cooling-off period required by applicable law or as set forth in such written plan, binding contract or instruction. The Company may, in appropriate circumstances, permit transactions pursuant to a blind trust or a pre-arranged trading plan that complies with Exchange Act Rule 10b5-1 (each, a “Rule 10b5-1 Trading Plan”) to take place during periods in which the

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individual entering into the transaction may have Material Nonpublic Information or during a Black-out Period.
        Any Insider wishing to implement a Rule 10b5-1 Trading Plan or revise or amend an existing Rule 10b5-1 Trading Plan, must first pre-clear the Rule 10b5-1 Trading Plan or any revisions or amendments thereto, as applicable, with both the Company’s CFO and CRO. The Insider will provide the CFO and CRO an opportunity to review the Rule 10b5-1 Trading Plan or any amendment thereto. A Rule 10b5-1 Trading Plan or amendment thereto must be approved by the Company’s CFO and CRO at 90 days in advance of any trades thereunder (or subsequent trades with respect to any revisions or amendments).
    As required by Rule 10b5-1, an Insider may enter into or amend a Rule 10b5-1 Trading Plan only when such person is not in possession of Material Nonpublic Information. In addition, an Insider may not enter into a Rule 10b5-1 Trading Plan during a Black-out Period. An Insider also may not have another outstanding Rule 10b5-1 Trading Plan and may not enter subsequently enter into any additional Rule 10b5-1 Trading Plan for the purchase or sales of any class of securities of the Company on the open market, subject to certain exceptions. If, at the time a Rule 10b5-1 Trading Plan or any revision or amendment thereto is presented for approval as detailed above, there exists Material Nonpublic Information about the Company to which the Insider may reasonably be deemed to have knowledge, the implementation of such Rule 10b5-1 Trading Plan or any revision or amendment thereto shall be delayed by the Insider until such information has been publicly disclosed.
        Further, as required by Rule 10b5-1, prior to adopting a Rule 10b5-1 Trading Plan, Insiders must include a representation in the Rule 10b5-1 Trading Plan, certifying, at the time of the adoption of a new or modified plan, that (a) they are not aware of Material Nonpublic Information about the Company and its securities and (b) they are adopting the Rule 10b5-1 Trading Plan in good faith and not as a part of a plan or a scheme to evade the prohibitions of Rule 10b-5.
    The CRO will notify the Company’s Board of Directors quarterly of any Rule 10b5-1 Trading Plans executed or terminated during the prior quarter.
    Transactions effected pursuant to a pre-cleared Rule 10b5-1 Trading Plan will not require further pre-clearance at the time of the transaction if the Rule 10b5-1 Trading Plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Notwithstanding this, an Insider or his/her representatives should give both the CFO and CRO advance notice of upcoming transactions to be effected pursuant to a Rule 10b5-1 Trading Plan, which will help the Company assist such Insider with their reporting obligations. Importantly, amendments to applicable reporting obligations require disclosure regarding whether reported transactions are executed pursuant to a Rule 10b5-1 Trading Plan. The Insider and his or her broker must immediately notify both the CFO and CRO upon the completion of such transaction and should have duplicate confirmations of all such transactions sent to the CFO and CRO on their behalf.
    Notwithstanding any pre-clearance of a Rule 10b5-1 Trading Plan, the Company, the CFO and CRO and the Company’s employees assume no liability for the consequences of any transaction made pursuant to a Rule 10b5-1 Trading Plan, nor liability for any Rule 10b5-1 Trading Plan’s compliance (or non-compliance) with applicable securities laws.
(c)401(k) Plan / Employee Stock Purchase Plan. This Policy does not apply to periodic contributions to the Company’s 401(k) Plan or any employee stock purchase plan which are used to purchase Company securities (including through allocations to the Company stock fund, in the case of the 401(k) Plan) pursuant to an individual’s advance instructions. This

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Policy does apply, however, to certain elections Insiders may make under such plans, including: (i) an election to increase or decrease the periodic contributions to such plans that will be used to purchase Company securities (including through allocations to the Company stock fund, in the case of the 401(k) Plan); (ii) an election to sell Company securities under any employee stock purchase plan or to make an intra-plan transfer of an existing account balance into or out of the Company stock fund in the 401(k) Plan; (iii) an election to borrow money against the 401(k) Plan account, if the loan will result in a liquidation of some or all of the Insider’s Company stock fund balance; and (iv) an election to prepay a 401(k) Plan loan if the prepayment will result in a change in the Insider’s Company stock fund balance.
(d)Emergency, Hardship or Other Special Circumstances. In order to respond to emergency, hardship or other special circumstances, exceptions to the prohibition against trading during black-out periods will require the approval of the CFO and CRO.
IX.Amendments
The Nominating and Corporate Governance Committee of the Company’s Board of Directors shall be responsible for the oversight of all matters relating to this Policy. The Nominating and Corporate Governance Committee will have the sole and absolute discretionary authority to approve any amendments to this Policy.
Adopted: May 8, 2018
Amended and Approved: February 21, 2025

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